Exhibit 10.4
RESTRICTED STOCK UNIT AWARD AGREEMENT
     THIS AGREEMENT is entered into as of March 9, 2010, between Joy Global Inc. (the “Company”) and ___ (the “Grantee”). In consideration of the mutual promises and covenants made in this Agreement and the mutual benefits to be derived from this Agreement, the Company and the Grantee agree as follows:
     Subject to the provisions of this Agreement and the provisions of the Joy Global Inc. 2007 Stock Incentive Plan (as amended from time to time, the “Plan”), the Company hereby grants to the Grantee 1,320 restricted stock units (the “Restricted Stock Units”) as of March 9, 2010 (the “Grant Date”). This grant constitutes an “other stock-based award” under Section 8 of the Plan. Capitalized terms not defined in this Agreement have the meanings given to them in the Plan.
     1. Vesting. Subject to the provisions of Paragraph 5(a) of this Agreement, the Restricted Stock Units will vest and become non-forfeitable on the one-year anniversary of the Grant Date.
     2. Restriction Period. The Restriction Period is the time between the Grant Date and the date on which the Restricted Stock Units are settled.
     3. No Shareholder Rights Before Settlement. The Grantee shall not be entitled to any rights or privileges of ownership of shares of Common Stock with respect to any Restricted Stock Unit unless and until a share of Common Stock is actually delivered to the Grantee in settlement of such Restricted Stock Unit pursuant to this Agreement.
     4. Dividends. On each payment date with respect to any dividend or distribution to holders of Common Stock with a record date occurring during a Restriction Period, the Grantee will be credited with additional Restricted Stock Units (rounded to the nearest whole unit) having a value equal to the amount of the dividend or distribution that would have been payable with respect to the Restricted Stock Units if they had been actual shares of Common Stock on such record date, based on the Fair Market Value of a share of Common Stock on the applicable payment date. Such additional Restricted Stock Units shall also be credited with additional Restricted Stock Units as further dividends or distributions are declared. All such additional Restricted Stock Units shall be subject to the same restrictions and conditions as the Restricted Stock Units with respect to which they were credited, including the forfeiture and settlement terms in Paragraph 5 of this Agreement and any deferral election.
     5. Forfeiture and Settlement of Units.
     (a) The Restricted Stock Units shall be forfeited if the Grantee’s service as a member of the Company’s Board of Directors is terminated for any reason prior to the one-year anniversary of the Grant Date; provided, however, that if the Grantee’s service on the Board terminates by reason of the Grantee’s death or Disability the Restricted Stock Units shall become non-forfeitable; provided, further, that if the Grantee’s service on the Board terminates on the date of the Company’s 2011 annual meeting of shareholders, such service shall be deemed to have continued until the first anniversary of the Grant Date, notwithstanding that such period may actually have been less than 365 calendar days. In the event of Grantee’s death or Disability (provided that, on account of the Disability, the Grantee is disabled within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder) (a “409A Disability”), the Restricted Stock Units shall be settled as soon as practicable (but no more than 30 days) after the date of death or the 409A Disability. In the event that the Grantee dies before settlement of all of the Grantee’s vested Restricted Stock Units (whether while the Grantee is a member of the Board or after such membership has terminated), all such remaining vested Restricted Stock Units shall be settled by delivery to the Grantee’s beneficiary or beneficiaries (as determined under the Plan), as soon as practicable (but no more than 30 days) after the date of such death, of a number of shares of Common Stock equal to the number of such Restricted Stock Units. If, in the event of the Grantee’s death, the Grantee fails to designate a beneficiary, or if the designated beneficiary of the Grantee dies before the Grantee or before the complete distribution of the amounts distributable under this Agreement, the amounts to be distributed under this Agreement shall be distributed to the legal representative or representatives of the estate of the last to die of the Grantee and the beneficiary.
     (b) Unless earlier forfeited or settled pursuant to Paragraph 5(a) of this Agreement, Restricted Stock Units shall be settled as follows:
                     Restricted Stock Units shall be settled on the one-year anniversary of the Grant Date, except as provided in an executed Deferral Election Form which was received by the Company prior to the Grant Date, a copy of which is attached hereto as Exhibit A (“Deferral-Eligible RSUs”);
                     Restricted Stock Units shall be settled on the one-year anniversary of the date on which the Grantee’s service on the Board terminates.
     (c) Each Restricted Stock Unit settled pursuant to this Paragraph 5 shall be settled by delivery of one share of Common Stock. Any fractional Restricted Stock Units shall be rounded to the nearest whole number.
     6. Change in Control and Corporate Events.
     (a) Notwithstanding any other provision of this Agreement, in the event of a Change in Control (unless such Change in Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder), all outstanding Restricted Stock Units held by the Grantee on the effective date of the Change in Control, whether or not then vested, shall be settled as soon as practicable (but no more than 30 days) after the Change in Control by payment to the Grantee of an amount in cash equal to the Fair Market Value of a share of Common Stock on the date of the Change in Control times the number of such Restricted Stock Units.

     (b) In the event of a stock split, spin-off, or other distribution of stock or property of the Company, or any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), the number of Restricted Stock Units subject to the award shall be equitably adjusted by the Committee as it determines to be appropriate in its sole discretion; provided, however, that the number of Restricted Stock Units subject to the award shall always be a whole number. In the event of any other change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), or a corporate transaction, such as any merger, consolidation, or separation, or any partial or complete liquidation of the Company, the number and kind of Restricted Stock Units subject to the award may be adjusted by the Board or Committee as the Board or Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Restricted Stock Units subject to the award shall always be a whole number. The determination of the Board or Committee regarding any adjustment will be final and conclusive.
     7. Nontransferability. Restricted Stock Units granted under this Agreement are not transferable by the Grantee, whether voluntarily or involuntarily, by operation of law or otherwise, during the Restriction Period, except as provided in the Plan. Any assignment, pledge, transfer or other disposition, voluntary or involuntary, of the Restricted Stock Units made, or any attachment, execution, garnishment, or lien issued against or placed upon the Restricted Stock Units, shall be void.
     8. Administration. This Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.
     9. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Grantee:

If to the Company:	Joy Global Inc. 100 East Wisconsin Avenue, Suite 2780 Milwaukee, WI 53202 Attention: Corporate Secretary Facsimile: 414-319-8520

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 9. Notice and communications shall be effective when actually received by the addressee.
     10. Successors. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any transferee or successor of the Grantee pursuant to Paragraph 7.
     11. Laws Applicable to Construction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware as applied to contracts executed in and performed wholly within the State of Delaware, without reference to principles of conflict of laws.
     12. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     13. Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.
     14. Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
     15. Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
     16. Section 409A of the Code. This Agreement (including Exhibit A) and the Plan are intended, and shall be construed, to comply with the requirements of Section 409A of the Code. Any distribution that is triggered by a termination of service on the Board shall be triggered by a separation from service as determined under Section 409A(a)(2)(a)(i) of the Code. However, neither the Agreement nor the Plan transfers to the Company or any entity or other individual any tax or penalty that is the responsibility of the Grantee. If any distribution or settlement of a Restricted Stock Unit pursuant to the terms of this Agreement or the Plan would subject the Grantee to tax under Section 409A of the Code, the Company shall modify this Agreement and/or the Plan (in each case, without the consent of the Grantee) in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the distributions to the Grantee.
     17. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.
     18. Miscellaneous.
     (a) This Agreement shall not confer upon Grantee any right to continue as a member of the Board, nor shall this Agreement interfere in any way with the right of the Company’s shareholders to terminate the Grantee’s Board service at any time.
     (b) This Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
     IN WITNESS WHEREOF, the Grantee has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

JOY GLOBAL INC. Sean D. Major Executive Vice President, General Counsel and Secretary GRANTEE
By:

EXHIBIT A
DEFERRAL ELECTION FORM
Restricted Stock Unit Award Agreement
under the
Joy Global Inc. 2007 Stock Incentive Plan
     If Restricted Stock Units under Paragraph 5 of the Agreement to which this election form is attached would otherwise be settled on the one-year anniversary of the Grant Date (“Deferral-Eligible RSUs”), you have the opportunity to make a one-time election to defer settlement of such restricted stock units. If you wish to make this election, please complete this form and return a signed copy to the Company no later than                                        . If you do not return this form by that deadline, your Deferral-Eligible RSUs will be settled on the date specified in Paragraph 5 of the Award Agreement without regard to this Deferral Election Form. (Capitalized terms not defined in this form are defined in the Agreement).

Grantee:

Grant Date of Restricted Stock Units:

     If you elect to defer settlement, the Deferral-Eligible RSUs that otherwise would have been settled on the settlement date determined under the Award Agreement will instead be settled in shares of Common Stock at the time you specify below. You will not have any rights (including voting rights) as a shareholder with respect to the Deferral-Eligible RSUs until the Common Stock is actually distributed to you.

Deferral Election	☐	I hereby elect to defer receipt of all (100%) of my Deferral-Eligible RSUs pursuant to the terms of this Deferral Election Form.

	☐	I hereby elect to receive my Deferral-Eligible RSUs at the time specified in Paragraph 5 of the Award Agreement.

My election to defer (if any) does not apply to any Restricted Stock Units that are not Deferral-Eligible RSUs. In addition, my election to defer (if any) will be effective only to the extent that it complies with the requirements of section 409A of the Internal Revenue Code (“§ 409A”) and Treasury Regulation section 1.409A-2(a).

Settlement Date	I hereby irrevocably elect to defer settlement of my Deferral-Eligible RSUs until (select only one of the following):

		☐	The one-year anniversary of the date I cease to serve on the Board

		☐	(insert any date (including month, day, and year) that is no earlier than the one-year anniversary of the Grant Date)

Notwithstanding my deferral election:

	•	in the event of death or a 409A Disability before the settlement date I elected above, my Deferral-Eligible RSUs shall instead be settled on the date specified in Paragraph 5(a) of the Award Agreement; and

	•	in the event of a Change in Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code before the settlement date I elected above, my Deferral-Eligible RSUs shall instead be settled on the date specified in Paragraph 6 of the Award Agreement.
     By executing this Deferral Election Form, I hereby acknowledge my understanding of, and agreement with, its terms.

Grantee Signature	Date